Exhibit 10.2
RESIDEO TECHNOLOGIES, INC. SEVERANCE PLAN
FOR DESIGNATED OFFICERS
Effective as of
July 31, 2025
GENERAL PROVISIONS
1.Purpose and Scope
The purpose of the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Plan”) is to provide severance related benefits to select eligible employees of Resideo Technologies, Inc. and its participating divisions, subsidiaries and affiliates and whose employment relationship is involuntarily terminated at the initiative of the Company for reasons other than Cause and who are thereafter, as a result of such termination, no longer employed by the Company or any successor thereto.
This Plan is intended to be an unfunded “welfare benefit plan” within the meaning of Section 3(1) of ERISA and is being maintained as a “top hat” plan for a select group of management or highly compensated employees.
The terms of this Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Section 409A of the Code, and the regulations and rulings promulgated thereunder (collectively, “Code Section 409A”) and, if necessary, any provision of the Plan shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A.
This Plan is comprised of Part I--Provisions Prior to a Change in Control, and Part II--Special Provisions That Become Effective Only Upon a Change in Control.
2.Effective Date
The Plan was originally established by Resideo effective November 1, 2018 and thereafter amended and restated effective November 15, 2018. The Plan is hereby further amended and restated effective as of July 31, 2025, with respect to Participants whose employment is terminated by the Company on or after such date.
PART I
PROVISIONS PRIOR TO A CHANGE IN CONTROL
3.Definitions
As used throughout the Plan unless otherwise clearly or necessarily indicated by context:
(a)“Annual Base Salary” means an amount equal to the product of (i) Base Salary, and (ii) twelve (12).

(b)“Annual Incentive Compensation” means, except as provided in Section 23(a), an amount equal to the product of the Participant’s (i) Incentive Award Target Percentage for the calendar year in which Participant’s Covered Termination occurs, and (ii) Annual Base Salary.
(c)“Base Salary” means the highest monthly base salary payable to a Participant.
(d)“Board” means Resideo’s Board of Directors.
(e)“Cause” means any of the following: (i) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (ii) the misappropriation, embezzlement or willful destruction of Company property of significant value; (iii)(A) the willful failure to perform, (B) gross negligence in the performance of, or (C) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (iv) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (v) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (vi) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards. In the case of a determination under Part I of the Plan, Cause shall be determined by the Chief Executive Officer of the Company, with the concurrence of the Board and with the advice of the Company’s functional leaders with expertise in such matters.
(f)“Change in Control” is deemed to occur at the time (i) when any entity, person or group (other than the Company or any savings, pension or other benefit plan maintained for the benefit of the Company’s employees) that theretofore beneficially owned less than 30% of the Common Stock then outstanding, acquires shares of Common Stock in a transaction, or series of transactions, which results in such entity, person or group, directly or indirectly, owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by Resideo) for all, or any part of, the Common Stock, (iii) of a merger in which Resideo will not survive as an independent, publicly owned corporation, (iv) of a consolidation, or a sale, exchange or other disposition of all or substantially all of Resideo’s assets, (v) of a substantial change in the composition of the Board during any period of two consecutive years, such that individuals who, at the beginning of such period, were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareowners of Resideo, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (vi) of any transaction or other event which the Committee, in its discretion, determines to be a Change in Control for purposes of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)“Committee” means the Compensation and Human Capital Management Committee.
(i)“Common Stock” means the common stock of Resideo or such other stock into which the common stock may be changed as a result of split-ups, recapitalizations, reclassifications and any similar transaction.
(j)“Company” means Resideo and its subsidiaries and affiliated entities, as well as their respective successors.
(k)“Covered Termination” means, except as provided in Section 23(c), a termination event giving rise to Severance Benefits under this Plan, as detailed in Section 7 hereof.
(l)“Determination Year” means the calendar year with respect to which performance is measured for purposes of determining the amount of a Participant’s Incentive Award.
(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with applicable final regulations thereunder.
(n)“Incentive Award” means the short-term incentive compensation award payable and determined pursuant to the Company’s short-term incentive compensation plan, and shall not include any other performance or incentive award.
(o)“Incentive Award Target Percentage” means the Participant’s short-term incentive compensation target percentage, as maintained in the Company’s executive compensation records.
(p)“Last Day of Active Employment” means a Participant’s final day of employment with the Company (typically the day prior to the date the Participant would be eligible to commence the receipt of Severance Benefits), and shall be the date on which the Participant’s active employment with the Company is severed within the meaning of Code Section 409A.
(q)“Medical Leave of Absence” means an absence from active employment due to a Participant’s inability to perform the functions of his or her job, provided that during such absence the Participant (i) is receiving short-term disability benefits, (ii) is receiving long-term disability benefits, (iii) is on a medical leave of absence granted by the Company, or (iv) any combination of (i)-(iii).
(r)“Participant” means Resideo’s Chief Executive Officer or a Section 16 Officer Participant.
(i)“Section 16 Officer Participant” means an individual who is a reporting officer of Resideo under Section 16 of the Exchange Act of 1934.
(s)“Pay Continuation” means the component of the Severance Benefit described in Section 5(a)(i).

(t)“Performance Year” means the calendar year with respect to which performance is measured for purposes of determining the amount of a Participant’s Prorated Bonus, if applicable.
(u)“Plan Administrator” means the person defined in Section 10(a).
(v)“Pro Rata Factor” means for the Determination Year in which a Covered Termination occurs, a fraction the numerator of which is equal to the number of calendar months which have elapsed from January 1st of such year through the end of the month in which the Covered Termination occurs, and the denominator of which is twelve.
(w)“Pro Rata Bonus Factor” means for the Performance Year in which a Covered Termination occurs, a fraction the numerator of which is equal to the number of days which have elapsed from January 1st of such Performance Year through the date on which the Covered Termination occurs, and the denominator of which is the total number of days in such Performance Year.
(x)“Prorated Annual Incentive Compensation” means the component of the Severance Benefit described in Section 5(a)(ii).
(y)“Prorated Bonus” means the component of the Severance Benefit described in Section 5(a)(iii).
(z)“Release” has the meaning set forth in Section 5(b) of the Plan.
(aa)“Resideo” means Resideo Technologies, Inc., a Delaware corporation.
(bb)“Severance Benefit” means the severance benefit described in Section 5(a) of the Plan.
(cc)“Severance Pay Factor” means, with respect to any Participant, the number of months of Pay Continuation to which a Participant is entitled as specified in Section 5(a)(i).
(dd)“Severance Period” means the period during which a Participant is receiving Pay Continuation or, but for a lump sum payment of Pay Continuation benefits after a Change in Control in accordance with Section 24(a), would be receiving Pay Continuation.
4.Participation
A Participant shall continue to be a eligible for Severance Benefits under this Plan until the earlier of (i) the date the employment relationship with the Company is severed for reasons other than a Covered Termination, or (ii) the date the Participant ceases to satisfy the definition of Participant hereunder; provided, however, any Participant who ceases to satisfy the definition of Participant hereunder on or after a Change in Control shall nevertheless continue to be a Participant in the Plan. A Participant who is at any time the subject of a Covered Termination shall continue to be a Participant until all of the benefits to which he or she is entitled under the Plan, if any, have been paid.

5.Amount and Payment of Severance Benefits
(a)Eligibility for Benefits. Subject to subparagraphs (b) - (d) below, a Participant who is the subject of a Covered Termination shall receive the benefits described in this subparagraph (a).
(i)Pay Continuation.
(A)Resideo’s Chief Executive Officer shall receive a benefit in an amount equal to twenty- four (24) months of Base Salary or, following a Change in Control an amount equal to twenty-four (24) months of Base Salary plus two times his or her Annual Incentive Compensation.
(B)A Section 16 Officer Participant shall receive a benefit in an amount equal to eighteen (18) months of Base Salary or, following a Change in Control, an amount equal to twenty-four (24) months of Base Salary plus two times his or her Annual Incentive Compensation.
(ii)Prorated Annual Incentive Compensation. Following a Change in Control, a Participant shall, in respect of the year in which the Covered Termination occurs, receive an amount equal to his or her Annual Incentive Compensation (as that term is defined in Section 23(a)) multiplied by the Pro Rata Factor.
(iii)Prorated Bonus. Without duplication of Section 5(a)(ii) above, a Participant shall, in respect of the Performance Year in which the Covered Termination occurs, receive an amount equal to his or her Annual Base Salary multiplied by the Pro Rata Bonus Factor, with payment of such Prorated Bonus based upon actual achievement of the performance objectives for the Performance Year in which such Covered Termination occurs.
(iv)Benefit Continuation. To the extent otherwise provided in the applicable plan documents and policies, Participants shall be eligible to continue their employee benefits during the Severance Period at active employee coverage levels and active employee contribution rates, if any.
(b)Benefits Conditioned on Release. Notwithstanding anything in this Section 5 to the contrary, all benefits under this Plan shall be provided in consideration for, and conditioned upon, (i) the execution and non-revocation of a release by the Participant of all claims, known or unknown, arising on or before the date of the release against the Company and its officers, directors and employees in the form and manner prescribed by the Company (which release may include cooperation, nondisclosure, non-competition, non-disparagement and confidentiality covenants) (the “Release”), (ii) the affirmation or initial agreement (as the case may be), in a form and manner prescribed by the Company, of the Participant’s obligations under confidentiality, non-competition, non-solicitation and intellectual property covenants in favor of the Company (which affirmation/initial agreement may be made part of the Release), (iii) the repayment of any amounts due to the Company and (iv) the return by the Participant to the Company of all property of the Company, including any and all electronic devices, documents, electronic data, trade secrets, proprietary and confidential information in the Participant’s possession, custody or control.
A Participant must execute all required documents, including the Release, not later than sixty (60) days after the Participant’s Last Day of Active Employment. If a Participant fails to execute such documents within the required time period, the Participant shall not be entitled to receive Severance Benefits under this Plan.
Notwithstanding anything herein to the contrary, if the period during which a Participant has to sign and revoke the Release begins in one taxable year of the Participant and ends in the Participant’s subsequent taxable year, any amounts payable under the Plan will commence in the subsequent taxable year.
(c)Suspension of Benefits. The Company may, in its sole discretion, terminate or suspend all Plan benefits upon learning, or having good reason to believe, that the Participant has violated the conditions and covenants described in Section 5(b). In such case, any consideration received by a Participant prior to the date of such cessation or suspension of Plan benefits shall be considered adequate consideration for the Release and other covenants hereunder. The Company’s right to suspend or terminate Plan benefits hereunder shall not preclude the Company from pursuing other remedies for such violations, including, without limitation, seeking injunctive relief.
(d)Nonduplication of Benefits. Any benefit determined to be payable to a Participant under this Plan shall, subject to and consistent with Code Section 409A, be reduced by the amount of any similar severance, redundancy or employment termination benefit payable to the Participant under (i) any other severance plan sponsored or funded by the Company, (ii) any agreement between the Company and the Participant, whether oral or written, express or implied, relating to termination related benefits, or (iii) any statutory or court mandated entitlement (including entitlements under foreign law), regardless of whether the benefit determined under such other plan, agreement, statutory or court mandated entitlement is payable at an earlier or a later date than payments under the Plan, it being the intention of this subparagraph (d) to protect the Company from the payment of duplicative severance, redundancy or employment termination benefits.
6.Form and Timing of Benefit Payments
Except as provided in Section 24, any Pay Continuation shall be paid in substantially equal periodic installments corresponding to the Participant’s normal payroll period commencing after the Participant’s Last Day of Active Employment. Any Prorated Annual Incentive Compensation shall be paid annually in accordance with the Company’s normal practices with respect to the payment of incentive compensation awards. Any Prorated Bonus shall be paid at the same time annual bonuses are paid to the Company’s officers in accordance with the Company’s normal practices. Notwithstanding the foregoing, the Company may, at its sole discretion, delay the commencement of Severance Benefits until the Participant has executed a Release and the time period for revoking such Release, if applicable, has expired. In such case, the Company shall commence Severance Benefits upon the receipt of the Release or the expiration of the revocation period, as applicable, and any arrearages paid as part of the next payroll period.

Payment of Severance Benefits shall cease in the event a Participant (i) accepts re-employment with the Company, or (ii) commences the receipt of his or her pension benefits from a Company-sponsored defined benefit pension plan.
7.Covered Terminations
In order to be eligible for Severance Benefits under Section 5, a Participant must be the subject of a Covered Termination. A Covered Termination generally means an involuntary termination of employment initiated by the Company. In no event, however, shall the following events constitute a Covered Termination:
(a)an involuntary termination for Cause;
(b)the death of a Participant during active employment;
(c)the Participant’s failure to timely return to work upon expiration of an authorized leave of absence. Such a Participant will be treated as having voluntarily resigned from the Company;
(d)a termination of employment initiated as a result of a Participant’s refusal to accept a transfer to another Company location; provided, however, a Participant whose employment is terminated within two (2) years following a Change in Control solely as a result of his or her refusal to transfer to another Company location that is more than 50 miles from his or her work location immediately prior to a Change in Control shall be treated as having been subject to a Covered Termination;
(e)in the case of a sale or other disposition of the Participant’s subsidiary, division or other business unit or operation, a termination of employment initiated as a result of a Participant’s refusal to accept an offer of employment with the successor entity; provided, however, in such case a Covered Termination shall be deemed to have occurred only if the Participant is not offered substantially comparable employment with the successor entity, as determined by the Plan Administrator, in its sole discretion. Notwithstanding the preceding sentence, a Participant whose employment is terminated within two (2) years following a Change in Control solely as a result of his or her refusal to accept employment with the successor entity at a location that is more than 50 miles from his or her work location immediately prior to a Change in Control shall be treated as having been subject to a Covered Termination; or
(f)if the Participant does not return to active employment within eighteen (18) months of commencing a Medical Leave of Absence; provided, however, if a Participant is medically cleared to return to work (with documentation reasonably acceptable to the Company) before the conclusion of such eighteen (18) month period and is ready and willing to do so but does not return to active employment because (i) no comparable job for which the Participant is qualified is available, or (ii) such Participant is unable to locate another comparable Company position within thirty (30) days following his or her return to work, then such Participant shall be treated as having been subject to a Covered Termination.

8.Forfeiture of Benefits
Notwithstanding anything in the Plan to the contrary and except as provided in Section 24(b) or Section 31(c), the Company reserves the right in its sole and absolute discretion to cancel all benefits under this Plan in the event a Participant engages in any activity that the Company considers detrimental to its interests, as determined by Resideo’s General Counsel or Chief Human Resources Officer, or their delegees. Activities that the Company considers detrimental to its interests include, but are not limited to:
(a)any effort on the part of a Participant, either directly or indirectly, to recruit or solicit employees of the Company for employment with another company without the written approval of Resideo’s Chief Human Resources Officer, or his delegee;
(b)any effort on the part of a Participant, either directly or indirectly, to recruit or solicit customers of the Company;
(c)the disclosure of any Company confidential or proprietary information, or the breach of any obligations under the Participant’s agreements relating to intellectual property and confidential information;
(d)any intentional misconduct substantially damaging to the property or business of the Company;
(e)the commission of a fraud or misappropriation of property, proprietary information, intellectual property or trade secrets of the Company for personal gain or for the benefit of another party;
(f)knowingly making false or misleading statements about the Company or its products, officers or employees to competitors or customers or potential customers of the Company, or to current or former employees of the Company;
(g)a Participant’s holding himself or herself out as an active employee of the Company; or
(h)breaching any of the terms of the Release or any IP, confidentiality or noncompetition agreement or covenant.
9.Payment of Benefits Upon Death
If a Participant dies after signing and returning the Release, without revoking the Release, and before all Severance Benefits have been paid, the balance of such payments will be paid to the Participant’s estate in a lump sum within sixty (60) days following the Participant’s death.
10.Administration
(a)Plan Administration. Except as provided in Section 25, the Plan shall be administered by the Plan Administrator, who shall have the powers and authorities as described in this Section 10. The Plan Administrator shall be the Company’s Chief Human Resources Officer, or his designee.
The Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.
(b)Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist it in administering the Plan; and (v) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Company in determining any Participant’s entitlement to, and the amount of, Severance Benefits under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.
The Plan Administrator may retain attorneys, consultants, accountants or other persons (who may be employees of the Company) to render advice and assistance and may delegate any of the authorities conferred on him under this Plan to such persons as he shall determine to be necessary to effect the discharge of his duties hereunder. The Plan Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions and determinations of any such persons. Any exercise of the authorities set forth in this Section 10, whether by the Plan Administrator or his delegee, shall be final and binding upon the Company and all Participants.
(c)Additional Discretionary Authority. The Plan Administrator may, in his sole and absolute discretion, waive the requirement that a Participant execute a Release or confidentiality, non-competition, non-disparagement, non-solicitation and intellectual property covenants in order to receive Severance Benefits.
(d)Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.
11.Claims and Appeals Procedures
Except as provided in Section 25, the Plan’s benefit claims and appeals procedures shall be as follows:

(a)Any request or claim for Plan benefits shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative that is reasonably calculated to bring the claim to the attention of the Plan Administrator.
(b)The Plan Administrator, or his designee, shall respond, in writing, to any claimant’s claim for benefits under the Plan. Such response shall be provided within 90 days of its receipt by the Plan Administrator or, if special circumstances require and the claimant is so notified, in writing, before the expiration of the initial 90-day period, within 180 days of its receipt by the Plan Administrator. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date that the claimant responds to the request for additional information. The response shall be written in a manner calculated to be understood by the claimant and shall, in the case of an adverse benefit determination:
(i)set forth the specific reasons for the adverse benefit determination;
(ii)contain specific references to Plan provisions relative to the adverse benefit determination;
(iii)describe any material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and
(iv)advise the claimant that any appeal of an adverse benefit determination must be made, in writing, to the Plan Administrator within 60 days after receipt of such adverse benefit determination, and must set forth the facts upon which the appeal is based.
(c)If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within 60 days after its receipt by the claimant (or within 60 days after a deemed denial of the claim), the Plan Administrator’s determination shall become final and conclusive.
(d)If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any pertinent documents and records, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits. In the course of his review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

(e)The Plan Administrator shall advise the claimant and such claimant’s representative, in writing, of its decision within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 60-day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner calculated to be understood by the claimant, of (i) the specific reasons for the adverse benefit determination, and (ii) the specific Plan provisions on which the adverse benefit determination was based. The Plan Administrator’s written notice will advise the claimant of his or her right to receive, upon request and free of charge, copies of all documents, records and other information relevant to such claim.
(f)In the event of an adverse benefit determination after the Plan Administrator’s review, the claimant’s sole remedy shall be to file an action in court.
The Plan’s claims procedures do not create any independent rights to Plan benefits. A current or former Participant who files a claim for Plan benefits must satisfy all Plan requirements, including the requirements of Section 5(b), in order to be entitled to benefits.
12.Time Period for Filing a Claim or a Lawsuit Against the Plan, the Company or Plan Fiduciaries; Restrictions on Venue
(a)Any claim for Plan benefits must be filed in writing with the Plan Administrator within sixty (60) days after the current or former Participant knew or should have known of his/her putative right to Plan benefits. However, in no event will any claim be considered timely if it is filed more than one hundred eighty (180) days after the date a current or former Participant’s employment with the Company is terminated. Requests or claims submitted more than sixty (60) days after a current or former Participant knew or should have known of his/her potential right to Plan benefits, or one-hundred eighty (180) days after the date his/her employment with the Company is terminated, are deemed waived by the claimant and considered time-barred.
(b)Any lawsuit against the Plan, the Company, the Plan Administrator, or any other Plan fiduciary, must be filed no later than the six (6) month anniversary of the following, as applicable: (i) the date the claim or appeal is denied by the Plan Administrator, or (ii) the date the claimant knows, or should reasonably know, that the claim has been, or is treated as being, denied (e.g., if the claim, or the appeal in the case of an adverse benefit determination, is not denied within the time limits described in Section 11 above).
(c)Any action in connection with the Plan must be filed in the Federal District Court of New York.
13.Unfunded Obligation
All benefits payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to pay severance benefits to Participants to the extent provided herein.
14.Inalienability of Benefits
No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.
15.Withholding
The Company shall have the right to withhold any taxes required to be withheld with respect to any benefits due under this Plan.
16.Amendment or Termination
Except to the extent otherwise provided in Section 26, Resideo reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any employee. No amendment or termination shall adversely affect the rights of any Participant whose employment terminated prior to such amendment or termination. However, except as provided in Section 26, any Participant whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any Participant whose employment continues after termination of the Plan shall have no right to a benefit under the Plan. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A, securities, tax or other laws, rules, regulations or regulatory interpretations thereof that apply to the Plan.
17.Plan Not a Contract of Employment
Nothing contained in this Plan shall give an employee the right to be retained in the employment of the Company. This Plan is not a contract of employment between the Company and any employee.
18.Action by the Company
Unless expressly indicated to the contrary herein, any action required to be taken by an entity may be taken by action of its governing body or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by such governing body, officer or employee.

19.Governing Law
The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance with the provisions of ERISA and the laws of the State of New York.
20.Severability
If any provision of this Plan (other than Section 5(b)) shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein. If Section 5(b) shall be held illegal or invalid for any reason, said illegality or invalidity shall nullify the remainder of this Plan with respect to the affected Participants.
21.Code Section 409A; Section 280G
(a)Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if a Participant is a “Specified Employee” (as defined below), no benefits shall be paid under this Plan during the “Postponement Period” (as defined below). If a Participant is a Specified Employee and payment of benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within 30 days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.
(b)This Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Plan; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.
(c)Notwithstanding any provision of the Plan to the contrary, any payments of Severance Benefits under this Plan that (i) are, or may be, deferred compensation subject to Code Section 409A (“409A Severance Benefits”), and (ii) are subject to a Release, where the period for execution and non-revocation of the Release spans more than one calendar year, any payment of 409A Severance Benefits that is contingent on the execution of the Release shall not be paid until the second calendar year, or later if required by the applicable terms of the Plan. In no event may a Participant, either directly or indirectly, designate the calendar year of payment of any 409A Severance Benefits.
(d)For purposes of this Section 21, the following definitions apply:
(i)“Specified Employee” means a Participant who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Vice President – Compensation and Benefits (or his delegee), which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Vice President – Compensation and Benefits (or his delegee) in accordance with the provisions of Code Sections 416(i) and 409A.
(ii)“Postponement Period” means, for a Specified Employee, the period of six months after the Specified Employee’s Last Day of Active Employment (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Specified Employee under Code Section 409A.
(e)Notwithstanding anything in this Plan to the contrary, if any payment or distribution to a Participant pursuant to this Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and the regulations and ruling promulgated thereunder, (“Code Section 280G”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined by the Company, shall perform the foregoing calculations and the Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any determinations of the accounting firm made pursuant to this section shall be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing shall be made in accordance with Code Section 409A in the following order: (1) Payments that do not constitute “nonqualified compensation” subject to Code Section 409A shall be reduced first; and (2) all other Payments shall then be reduced as follows: (w) reduction of cash payments; (x) cancellation of accelerated vesting of equity awards other than stock options, if any; (y) cancellation of accelerated vesting of stock options; and (z) reduction of other benefits payable to the Participant.

PART II
SPECIAL PROVISIONS THAT BECOME EFFECTIVE
ONLY UPON CHANGE IN CONTROL
22.Applicability
(a)The provisions of this Part II become effective upon a Change in Control and, in addition to the provisions of Part I that are not superseded by provisions of this Part II, shall control (i) the determination of eligibility for, the amount of, and the time of payment of benefits under the Plan to any Participant who is the subject of a Covered Termination that occurs within the two (2) year period following the Change in Control, and (ii) the terms of payment for any Participant whose Severance Period extends beyond the Change in Control.
(b)It is intended that this Part II will assure that Participants will not be adversely affected by the unique circumstances that may exist following a Change in Control. The provisions of this Part II will have no effect whatsoever prior to a Change in Control.
23.Definitions
(a)“Annual Incentive Compensation” means, notwithstanding the provisions of Section 3(b), the product of (i) Annual Base Salary, and (ii) the greater of (A) the Incentive Award Target Percentage for the most recent Determination Year ended prior to the Change in Control, or (B) the average of the Incentive Award Target Percentages applied in determining the Participant’s Incentive Award in the last three Determination Years prior to the date of Covered Termination (or such lesser period as the Participant may have been employed).
(b)“Cause” has the same meaning as under Part I; provided, however, in the case of a determination under Part II of the Plan, Cause shall be determined by the New Plan Administrator.
(c)“Covered Termination” means, in addition to the circumstances described in Section 3(k), a severance of the employment relationship at the initiative of a Participant for Good Reason.
(d)“Good Reason” means any one or more of the following:
(i)A material change in the Participant’s position, duties and/or responsibilities as they existed in the period immediately preceding the Change in Control;
(ii)Any significant reduction in the Participant’s Base Salary or Annual Incentive Compensation;
(iii)Any significant reduction in the economic value of awards granted under any Company long-term incentive plans in which the Participant participated prior to a Change in Control, or the successors thereto;

(iv)Any geographic relocation of the Participant’s position to a new location that is more than fifty (50) miles from the location of the Participant’s position immediately prior to a Change in Control;
(v)Any action by the Company that, under applicable law, constitutes constructive discharge; or
(vi)The failure of any Resideo Employer that is a successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to honor this Plan, if such assumption is legally required to make this Plan enforceable against the successor.
For purposes of this Section 23(c), the term “significant reduction” shall mean a reduction or series of reductions with respect to the same form of benefit or remuneration that are greater than 10%, or which do not affect substantially all persons covered by the plan or program in question.
Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Participant provides written notice to Resideo identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to Resideo, Resideo shall have the opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason termination. If Resideo fails to cure the events or conditions giving rise to a Participant’s Good Reason termination by the end of the thirty (30) day cure period, the Participant’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Participant has withdrawn such Good Reason termination notice.
(e)“Resideo Employer” means the Company and any other person, organization or entity that agrees in writing to be bound by the terms of the Plan for a period of time that extends at least through the two-year period following a Change in Control.
(f)“New Plan Administrator” shall mean such person or persons appointed pursuant to Section 25 to administer the Plan upon the occurrence of a Change in Control.
24.Benefit Payments and Forfeitures
(a)Benefit Payments. Notwithstanding the provisions of Section 6, benefits that are determined to be payable to a Participant under Sections 5(a)(i) and 5(a)(ii) on or after a Change in Control shall be paid within thirty (30) days following the later of the Change in Control or the Covered Termination, in a single payment equal to the sum of (i) the total amount of the benefit remaining payable under Section 5(a)(i), and (ii) the amount of the benefit payable under Section 5(a)(ii); provided, however, that the single lump sum payment pursuant to this Section will only be paid if the Change in Control constitutes a “change in control event” under Section 409A of the Code. Otherwise, the payment shall be paid (or continue to be paid, if in pay status) in the same form and at the same times as provided under Section 5(a). The requirements of Section 5(b) shall have no application to benefits payable after a Change in Control. If any benefit is paid later than the time provided in this Section 24(a), such late payment shall be credited with interest for the period from the date payment should have been made to the date actually made at a rate equal to the average quoted rate for three-month U.S. Treasury Bills for the week preceding the date of payment, as determined by the New Plan Administrator, plus six percentage points.
(b)Forfeiture of Benefits. Notwithstanding the provisions of Section 8, a Participant receiving benefits or entitled to receive benefits under the Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, as determined by the New Plan Administrator, (i) is convicted of a felony committed against a Resideo Employer, its property or business, (ii) commits any fraud or misappropriates property, proprietary information, intellectual property or trade secrets of a Resideo Employer for personal gain or for the benefit of another party, or (iii) violates the terms of any restrictive covenant agreement with Resideo.
(c)Benefits Conditioned on Release. Section 5(b) is hereby incorporated by reference.
25.Administration
(a)New Plan Administrator. On or before a Change in Control, the Company shall appoint a person independent of the Company to be the New Plan Administrator upon the occurrence of a Change in Control and the Plan Administrator shall provide to the New Plan Administrator such information with respect to each Participant in the Plan as shall be necessary to enable the New Plan Administrator to determine the amount of is the Severance Benefits that are then, or may thereafter become, payable to such Participants. Upon a Change in Control, the New Plan Administrator shall have the authority vested in the Plan Administrator under Section 10(b), and claims for benefits shall be subject to the claims and appeals procedures outlined in Section 11.
(b)Attorneys Fees and Costs. If a Participant is paid or is determined to be entitled to receive benefits by a court of competent jurisdiction, the Resideo Employer shall immediately pay or reimburse the affected Participant for the full amount of any attorneys’ fees and other expenses the affected Participant incurred in pursuing his or her claim for benefits, including claims incurred during the claims and appeals portion of the process. The payment or reimbursement shall include the reasonable hourly rates charged by the Participant’s attorneys, any and all other expenses related to the action incurred by or on behalf of the affected Participant, the costs and expenses of any experts utilized to prepare the claim, and any court costs assessed against the affected Participant.
(c)Declaratory Judgment. Participants may bring a claim under this Section 25 to assert the existence of Good Reason conditions that would enable a Participant to trigger his own termination under this Part II without resigning his or her position with the Resideo Employer.
26.Amendment or Termination
This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder or if the purpose of the amendment is to comply with Section 409A of the Code.

27.No Waiver
No waiver by a Participant at any time of any breach by a Resideo Employer of, or of any lack of compliance with, any condition or provision of this Plan to be performed by the Resideo Employer shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In no event shall the failure by a Participant to assert any right under the Plan (including, but not limited to, failure to assert the existence of Good Reason conditions that would enable a Participant to trigger his own termination under this Part II) be deemed a waiver of such right or any other right provided under the Plan, it being intended that a Participant who has perfected a right under the Plan (including, but not limited to, a Participant’s right to trigger his own Good Reason termination under this Part II) shall be entitled to assert that right in accordance with the terms of the Plan unless the Participant affirmatively elects, in writing, to waive such right.
28.Company Policies
All benefits granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board of Directors from time to time, including such policies set forth in the Company’s Corporate Governance Guidelines, as such policies may be amended from time to time, subject to and consistent with Section 409A of the Code.

PART III
SPECIAL PROVISIONS THAT BECOME EFFECTIVE
ONLY UPON A DIVESTITURE
THAT DOES NOT CONSTITUE A CHANGE IN CONTROL
29.Applicability
(a)The provisions of this Part III apply to Participants effective as of July 31, 2025, and such benefits hereunder shall apply upon the consummation of a Divestiture prior to December 31, 2027 (the “Term”) and, in addition to the provisions of Part I that are not superseded by provisions of this Part III, shall control the determination of eligibility for, the amount of, and the time of payment of benefits under the Plan to any Participant who is the subject of a Covered Termination that occurs within the eighteen (18) month period following a Divestiture. For avoidance of doubt, all terms used in this Part III shall have the meanings set forth in Part II of the Plan to the extent defined in Part II and Part I of the Plan otherwise.
(b)It is intended that this Part III will assure that Participants will not be adversely affected by the unique circumstances that may exist following a Divestiture. The provisions of this Part III will have no effect whatsoever prior to a Divestiture, in the event of a Change in Control, or following the Term if no Divestiture has occurred prior to the end of the Term.
30.Definitions
(a) “Divestiture” means the sale, disposition, transfer, separation, contribution, distribution or spin-off (or similar transaction) of a controlling interest in, or of substantially all of the assets of, the ADI Global Distribution Business or the Products & Solutions Business, in any case, the consummation of which occurs prior to the end of the Term; provided, that, a transaction shall not constitute a Divestiture if such transaction also constitutes a Change in Control.
(b) “Divestiture Equity Acceleration Benefits” means with respect to any award under the Stock Incentive Plan held by a Participant as of the date of such Participant’s Covered Termination that is unvested and (i) subject only to time-based vesting conditions, the full accelerated vesting of such awards and (ii) subject to any performance-based vesting conditions, the full accelerated vesting of such awards, based on target performance.
(c)“Good Reason” has the meaning set forth in Section 23(d); provided that, for purposes of determining whether a Covered Termination has occurred under this Part III, clause (iv) of Section 23(d) shall not apply.
(d)“Stock Incentive Plan” means the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates, as may be amended from time to time.
(e)“Term” has the meaning set forth in Section 29(a); provided, that, the Term may not be shortened; provided further that, so long as a Divestiture occurs during the Term, this

Part III shall continue in effect for as long as is required to provide eligibility for and payment or provision of benefits in accordance with the provisions hereof.
(f)The definitions set forth in Part II, as used in this Part III, shall be construed by replacing each reference to “Change in Control” with “Divestiture” and shall otherwise be construed to apply to the provisions in this Part III, mutatis mutandis.
31.Amount and Payment of Benefits
(a)Eligibility for Benefits. Notwithstanding any provision in the Plan to the contrary, in the event that a Participant experiences a Covered Termination at any time prior to the end of the Term, or within the eighteen (18) month period following a Divestiture, such Participant shall be entitled to (i) the Divestiture Equity Acceleration Benefits and (ii) the benefits that are determined to be payable under Section 5(a); provided, that, solely for purposes of this Section 31(a), each reference in Section 5(a) to “Change in Control” shall be deemed to mean a Divestiture.
(b)Form and Timing of Benefit Payments. The form and timing of any benefits determined in accordance with Section 31(a) shall be paid to such Participant in accordance with Section 6.
(c)Forfeiture of Benefits. Notwithstanding the provisions of Section 8, a Participant receiving benefits or entitled to receive benefits under the Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, as determined by the New Plan Administrator, (i) is convicted of a felony committed against a Resideo Employer, its property or business, (ii) commits any fraud or misappropriates property, proprietary information, intellectual property or trade secrets of a Resideo Employer for personal gain or for the benefit of another party, or (iii) violates the terms of any restrictive covenant agreement with Resideo.
(d)Benefits Conditioned on Release. Section 5(b) is hereby incorporated by reference.
32.Administration
(a)New Plan Administrator. On or before the consummation of a Divestiture, the Board shall appoint one or more officer of the divested business to be the New Plan Administrator upon the occurrence of a Divestiture and the Plan Administrator or the Committee shall provide to the New Plan Administrator such information with respect to each Participant in the Plan as shall be necessary to enable the New Plan Administrator to determine the amount of the Severance Benefits that are then, or may thereafter become, payable to such Participants. The person or persons serving as the New Plan Administrator may not be removed from such capacity at any time during the Term and for as long as benefits (or eligibility for benefits) are being provided hereunder. Should any such person experience a termination of employment or service with the Resideo Employer for any reason during the Term or while benefits (or eligibility for benefits) are being provided hereunder, such person shall continue to serve in the capacity as the New Plan Administrator for the remainder of the Term or as long as benefits (or eligibility for benefits) are being provided hereunder. Upon a Divestiture, the New Plan Administrator shall have the authority vested in the Plan Administrator under Section 10(b), and claims for benefits shall be subject to the claims and appeals procedures outlined in Section 11. Notwithstanding the preceding sentence, the determination of whether a particular transaction constitutes a Divestiture shall be made by the Committee, and, solely with respect to such determinations, the Company shall, to the extent permitted by law, indemnify the New Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from or related to such determinations.
(b)Attorneys’ Fees and Costs. If a Participant is paid or is determined to be entitled to receive benefits by a court of competent jurisdiction, the Resideo Employer shall immediately pay or reimburse the affected Participant for the full amount of any attorneys’ fees and other expenses the affected Participant incurred in pursuing his or her claim for benefits, including claims incurred during the claims and appeals portion of the process. The payment or reimbursement shall include the reasonable hourly rates charged by the Participant’s attorneys, any and all other expenses related to the action incurred by or on behalf of the affected Participant, the costs and expenses of any experts utilized to prepare the claim, and any court costs assessed against the affected Participant.
(c)Declaratory Judgment. Participants may bring a claim under this Section 32 to assert the existence of Good Reason conditions that would enable a Participant to trigger his own termination under this Part III without resigning his or her position with the Resideo Employer.
33.Amendment or Termination
This Part III may not be amended, terminated or discontinued during the Term; provided, however, that this Part III may be amended if the purpose of the amendment is to increase benefits hereunder, comply with Section 409A of the Code or conform the administrative provisions hereof to applicable law, as determined by counsel to be so required. If this Part III is amended, terminated or discontinued within two (2) months prior to a Divestiture or prior to the end of the Term, it shall continue to be effective as written prior to such amendment, termination or discontinuation for the Participants who were participating at the time of such amendment, termination or discontinuation (subject to the immediately following sentence). This Part III shall automatically terminate at the end of the Term if no Divestiture has occurred; provided, however, that if a Divestiture occurs during the Term, then this Part III shall continue in effect for as long as is required to provide eligibility for and payment or provision of benefits in accordance with the provisions hereof.
34.Miscellaneous
Sections 27 and 28 in Part II of the Plan are hereby incorporated by reference, mutatis mutandis.